Exhibit 99.1

Contacts:
Investors	Media
EVC Group	EVC Group
Jennifer Beugelmans, (646) 201-5447	Jennifer Saunders, (646) 201-5431
Doug Sherk, (415) 896-6820

PHARSIGHT REPORTS HIGHEST QUARTERLY REVENUE IN COMPANY

HISTORY

Fiscal Year Net Income Grows 253% Year-Over-Year; Diluted EPS of $0.05

Company Issues Fiscal 2008 Guidance

MOUNTAIN VIEW, Calif., May 10, 2007 – Pharsight Corporation (OTCBB:PHST), a leading provider of software and strategic services designed to optimize clinical drug development, today announced financial results for its fourth quarter and fiscal year 2007, both ended March 31, 2007. Revenue for the fourth quarter was $7.3 million, the highest quarterly revenue achieved in the Company’s history and reflected a 35% increase compared with revenue of $5.4 million in the fourth quarter of fiscal 2006. Revenue for the fiscal year ended March 31, 2007 grew 10% to $25.1 million and was in-line with the Company’s published guidance of $25 to $26 million.

“We exited our fiscal year with strong revenue and net income growth illustrating our solid performance,” said Shawn O’Connor, chairman and chief executive officer. “We were pleased to achieve revenue growth in-line with our guidance and net income that was above our guidance. We believe this success was the direct outcome of the growing mindshare and market share for our software products and consulting services, our continued execution of our revenue diversification strategy and our continued focus on operational efficiencies.

“While revenue for our software products during the fiscal fourth quarter was particularly strong and grew 52% compared with the same period of last year, fiscal year software revenue growth was 6% year-over-year,” continued Mr. O’Connor. “As we have indicated in the past, due to the timing of deployments and installations of our enterprise software applications, and the related revenue recognition, quarterly and yearly software revenue growth may vary significantly. Additionally, during fiscal 2007 our software revenue was impacted by a later-than-expected launch of our newest product, the IVIVC Toolkit™ for WinNonlin®, a delay in the release of WinNonlin AutoPilot™, and new software agreements signed later in the fiscal year than originally anticipated. As we look to fiscal 2008, we believe the upcoming release of WinNonlin AutoPilot, as well as an increased focus on software sales by our sales team, will allow us to achieve increased growth in our software revenue year-over-year.

“During the fiscal year we obtained three new Pharsight® Knowledgebase Server™ (PKS™) customers,” continued Mr. O’Connor. “Our newest PKS customer, added in the fiscal fourth quarter, is a premier, global specialty pharmaceutical and medical device company that discovers, develops and commercializes innovative products for the ophthalmology, neurosciences, medical dermatology, medical aesthetics and other specialty markets. This new PKS customer has more than five WinNonlin licenses and is a prime example of the success we’ve achieved with customers expanding their use of the Pharsight family of products. Based upon our research, customers that are using five or more seats of WinNonlin, indicating a certain level of modeling and simulation activity, should be prime candidates to expand their use of our products and recognize significant return on investment. By migrating customers to our more sophisticated products, we have the opportunity to enhance the annual recurring revenue stream for these customers, effectively expanding our software market opportunity.

“Within strategic consulting services, we continued to successfully execute our revenue diversification strategy, resulting in 16% year-over-year revenue growth in the fourth quarter and 17% year-over-year growth for the fiscal year,” said Mr. O’Connor. “During the fourth quarter we entered into consulting agreements with 8 new and 15 existing customers and revenue from customers other than our top two was 46% of total strategic consulting services revenue. We exited the year with 48% of revenue derived from customers other than our top two, a positive improvement from 38% in fiscal 2006 and 30% in fiscal 2005. We believe that trends favoring the use of modeling and simulation as a meaningful tool to increase efficiency during the drug development process will allow us to continue to execute our growth strategy.

“As we have continued to explore new revenue growth opportunities, we have found that many of our customers have been looking to us for assistance on projects such as non-compartmental analysis, in-vitro/in-vivo correlation, and population pharmacokinetic/pharmacodynamic (PK/PD) modeling,” continued Mr. O’Connor. “While these activities might typically be performed by junior- to mid-level pharmacokineticists in a client’s organization, or outsourced by clients to a Clinical Research Organization, we believe the opportunity for us to perform these services allows us to increase the breadth and depth of our relationships with our customers. As a result, we have created a new client service offering called Reporting and Analysis Services. We believe this services offering will complement our existing software and strategic consulting services offerings and has the potential to grow into a significant contributor to our revenue growth.

“We also believe this offering leverages our strengths and core competencies including scientific expertise in pharmacokinetics and drug metabolism, software expertise in non-compartmental analysis, software experience in population PK/PD analysis and process expertise in state-of-the-art techniques for non-compartmental reporting and analysis,” continued Mr. O’Connor. “Revenue for these services will be driven by our existing sales staff that currently calls on customers for software and strategic consulting services. This new unit is yet another example of our responsiveness to our customers’ needs and our commitment to staying on the forefront of modeling and simulation scientific research.”

Recent Highlights

Pharsight’s recent highlights in its software, strategic consulting services and analysis and reporting services business units include the release of new software products, new enterprise software engagements, new consulting engagements, and expanded relationships with existing customers:

Software

•	Achieved highest quarterly revenue level for unit in Company history representing 52% growth compared with the fourth quarter of fiscal 2006.

•	Achieved one new PKS software customer in the fourth fiscal quarter and three during the fiscal year; PKS customers now total 19.

•	Pfizer and clinical drug researcher, Servier Laboratories Ltd., adopted and deployed the IVIVC Toolkit for WinNonlin.

•	Released an expanded set of public source databases (meta-data) to accelerate model-based assessment of a drug’s performance against competing therapies.

•	Launched new versions of WinNonlin and PKS Validation Suite™.

•	Strengthened management team by promoting Daniel Weiner, Ph.D., to Chief Technology Officer and hiring Dana Cambra as Vice President of R&D.

•	Added 600 new users of WinNonlin, WinNonMix® and Trial Simulator™ in fiscal 2007.

Strategic Consulting Services

•	Achieved 16% revenue growth compared with the fourth quarter of fiscal 2006.

•	Signed 23 new consulting agreements, including those with five new customers.

•	Presented at the 3rd Annual Pharmaceutical Sciences World Congress (PSWC) in Amsterdam.

•	Expanded consulting services team with the addition of Fredrik Jonsson, Ph.D. in Europe and Michelle Green, Ph.D., in the U.S.

•	Established Pharsight internship program to support emerging modeling and simulation talent within Pharmacology, Pharmacokinetics, Chemistry, and Biostatistics.

•	Hosted two workshops discussing the FDA’s view on the role of modeling and simulation in drug development and approval for members of the biotechnology and pharmaceutical industries.

Reporting and Analysis Services

•	Signed three new consulting agreements during fiscal fourth quarter.

•	Hired Jean-Francois Marier, Ph.D. as Vice President, Reporting and Analysis Services.

Additional Financial Results

Gross margin in the fourth quarter of fiscal 2007 was 68% compared with gross margin for the fourth quarter of fiscal 2006 of 64%. Year-to-date gross margin was also 69% compared with 66% for fiscal 2006.

GAAP net income for the fourth quarter of fiscal 2007 was $893,000, compared with a net loss of $261,000 in the fourth quarter of fiscal 2006 and a 78% increase compared with net income of $503,000 in the third quarter of fiscal 2007.

GAAP net income attributable to common stockholders for the fourth quarter of fiscal 2007 was $713,000, compared with a net loss attributable to common stockholders of $450,000 reported for the fourth quarter of fiscal 2006. Basic and diluted GAAP net earnings per share for the fourth quarter of fiscal 2007 were $0.04 and $0.03, respectively, compared with basic and diluted net loss per share of $0.02 in the fourth quarter of fiscal 2006.

GAAP net income for fiscal 2007 was $1.9 million, which was 253% higher than GAAP net income of $530,000 for fiscal 2006. GAAP net income for fiscal 2007 included $831,000 of stock-based compensation expense. Excluding stock-based compensation expense, non-GAAP net income for fiscal 2007 was $2.7 million, which was 410% higher than net income reported for fiscal 2006.

GAAP net profit margin for fiscal 2007 was 7% of revenue. Excluding the impact of SFAS 123R, fiscal 2007 non-GAAP net profit margin was 11% of revenue and exceeded the Company’s guidance for non-GAAP net income to be between 5% and 10% of revenues.

GAAP net income attributable to common stockholders for fiscal 2007 was $1.1 million compared with a GAAP net loss attributable to common stockholders of $208,000 in fiscal 2006. Basic and diluted GAAP net earnings per share for fiscal 2007 were $0.06 and $0.05, respectively, compared with basic and diluted GAAP net losses per share of $0.01 for fiscal 2006.

Cash & Liquidity

Pharsight exited the fourth fiscal quarter with cash, cash equivalents and short-term investments of $14.7 million compared with $10.8 million at the end of fiscal 2006.

Fiscal 2008 Guidance

The Company is issuing the following guidance for fiscal 2008:

•	Annual revenue growth of approximately 10% to 15% compared with fiscal 2007, or approximately $27.5 million to $29 million.

•	Gross margin of approximately 64% to 68% of revenue, depending on the revenue mix between software, software services, strategic consulting services and reporting and analysis services.

•	Non-GAAP net income, excluding expenses related to SFAS 123R, of approximately 8% to 12% of revenue.

•	Diluted earnings per share of approximately $0.03 to $0.07, which includes approximately $0.04 in expenses related to SFAS 123R.

•	Positive annual cash flow.

•	This guidance assumes that all preferred stock will be converted at the maturity date of June 26, 2007 and that no additional dividends will be paid following this date.

“We are very pleased that we were able to generate significant positive cash flow this fiscal year, allowing us to grow cash, cash equivalents and short-term investments by 35% year-over-year,” said Will Frederick, senior vice president and chief financial officer of Pharsight. “We achieved $5.4 million in positive cash flow for the fiscal year after paying down debt of $1.5 million. This was up significantly in comparison with the $728,000 in positive cash flow we achieved in fiscal 2006 after paying down debt of $475,000. Looking ahead to fiscal 2008, we believe we can continue to grow our revenue and achieve increased earnings as our software products and consulting services gain additional mindshare within the pharmaceutical development industry.”

The net income guidance for fiscal 2008 excludes any potential impact from the preferred stock dividend payable to preferred stockholders. Pharsight’s preferred stockholders may elect to receive their dividend payments in the form of Series B Preferred shares instead of cash. The fair market value of such dividends if paid in the form of shares may fluctuate and may be greater or lesser than the stated value of the Series B Preferred shares. The net income guidance also excludes the pre-tax impact from stock-based compensation expense resulting from the Company’s adoption of SFAS 123R in fiscal 2007. The adoption of SFAS 123R has a significant impact on the Company’s result of operations, although it has no impact on its overall financial position.

While Pharsight expects that over the long-term revenues and gross margin in its software business will increase in response to customer demand, revenue and gross margin in individual quarters may fluctuate significantly in the future based upon timing of completion of large software installations and related revenue recognition.

Conference Call

Pharsight management will host a conference call and webcast tomorrow, May 11, 2007 at 10:00 a.m. Pacific Time to discuss the Company’s fiscal 2007 results, outlook for fiscal 2008 and current corporate developments. The dial-in number for the conference call is 800-218-8862 for domestic participants and 303-262-2130 for international participants. To access the live webcast of the call, go to Pharsight’s website at www.pharsight.com and click on the About Pharsight icon. The webcast can then be accessed under the Investor Relations section. A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available for seven days. This replay can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, both using the passcode 11088662#.

About Pharsight Corporation

Pharsight Corporation develops and markets integrated products and services that enable pharmaceutical and biotechnology companies to achieve significant and enduring improvements in the development and use of therapeutic products. The company’s goal is to help customers reduce the time, cost and risk of drug development, as well as optimize the post-approval marketing and use of pharmaceutical products.

Pharsight’s approach enhances the fundamental element of drug development success: strong decision-making. By adopting the Pharsight approach, customers acquire a new decision-making process with the potential to systematically improve every level and phase of their business and scientific processes. Pharsight is headquartered in Mountain View, California. Information about Pharsight is available at http://www.pharsight.com.

Use of Non-GAAP Financial Measures

Pharsight has provided financial information in this release that has not been prepared in accordance with GAAP. This information includes historical non-GAAP net income and guidance for fiscal 2008 non-GAAP net income. Pharsight uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Pharsight’s ongoing business performance and comparison to prior periods. Pharsight believes the use of these non-GAAP financial measures provides an additional tool for investors to use in comparing its financial measures with other companies in Pharsight’s industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial measures discussed above exclude stock-based compensation expense pursuant to SFAS 123R. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above.

Safe Harbor

This press release includes forward-looking statements, including statements regarding revenue growth, other growth strategies and opportunities, our market position and opportunities, the demand and market for our products and services, the release of new products and services, our new business unit, operating or cost efficiencies, our customer base and our relationships with our customers, and our expectations for revenue, gross margin, net income and diluted earnings per share and annual cash flow, preferred stock conversion and dividends for the fiscal year ending March 31, 2008. These forward-looking statements involve risks and uncertainties, and factors that could cause actual results to differ materially include the following: changes in the demand for Pharsight’s products and services; changes in Pharsight’s operating strategies, pricing models or research and development focus; the failure to develop new products and services or to keep pace with technological changes; the failure of the market for Pharsight’s products and services to develop as expected; the failure to generate additional sales from existing customers or to generate sales to new customers; the failure to meet customers’ expectations; uncertainties involved in pharmaceutical drug development; changes in government regulation of the pharmaceutical industry; and uncertainties regarding the redemption of our preferred stock and future dividend payments. Further information on potential factors that could affect actual results is included in Pharsight’s Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission on February 12, 2007 All forward-looking statements are based on information available to Pharsight as of the date hereof, and Pharsight assumes no obligation to update such statements, whether as a result of new developments or otherwise.

Drug Model Explorer, DMX, Pharsight, Pharsight Knowledgebase Server, PKS, PKS Validation Suite, PKS Reporter, PKS Office Client, WinNonlin, WinNonlin AutoPilot, IVIVC Toolkit for WinNonlin, and WNL Validation Suite are trademarks or registered trademarks of Pharsight Corporation.

Financial Tables Below

PHARSIGHT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2007	2006	2007	2006
Revenues:
License	$1,425	$1,071	$5,402	$4,864
Renewal	1,568	1,289	5,652	4,928
Maintenance	277	209	1,001	977
Services	3,989	2,802	13,037	11,973

Total revenues	7,259	5,371	25,092	22,742

Cost of revenues	2,287	1,929	7,731	7,699

Gross profit	4,972	3,442	17,361	15,043

Operating expenses:
Research and development	1,255	939	4,295	3,497
Sales and marketing	1,749	1,422	6,330	5,638
General and administrative	1,119	1,359	5,090	5,326

Total operating expenses	4,123	3,720	15,715	14,461

Income (loss) from operations	849	(278)	1,646	582

Other income	105	20	372	16

Income (loss) before income taxes	954	(258)	2,018	598
Provision for income taxes	(61)	(3)	(147)	(68)

Net income (loss)	893	(261)	1,871	530
Preferred stock dividend	(180)	(189)	(746)	(738)

Net income (loss) attributable to common stockholders	$713	$(450)	$1,125	$(208)

Net earnings (loss) per share attributable to common stockholders:
Basic	$0.04	$(0.02)	$0.06	$(0.01)

Diluted	$0.03	$(0.02)	$0.05	$(0.01)

Shares used to compute net earnings (loss) per share attributable to common stockholders:
Basic	19,936	19,505	19,770	19,421

Diluted	29,578	19,505	21,562	19,421

PHARSIGHT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2007	March 31, 2006
ASSETS
Current assets:
Cash, cash equivalents and investments	$14,665	$10,832
Accounts receivable, net	3,087	4,585
Prepaids and other current assets	523	298

Total current assets	18,275	15,715

Property and equipment, net	1,674	2,025
Other assets	46	46

Total assets	$19,995	$17,786

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK & STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$769	$794
Accrued expenses	3,620	3,187
Deferred revenue	8,289	7,605
Current portion of notes payable	292	1,519

Total current liabilities	12,970	13,105

Deferred revenue, long term	—	54
Notes payable, less current portion	100	392
Other long term liabilities	179	253

Redeemable convertible preferred stock	7,096	6,641
Stockholders’ deficit	(350)	(2,659)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$19,995	$17,786